Exhibit 10.7

REZERA INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Rezera Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”).  This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering (the “IPO”) of its equity securities (the “Effective Date”).  In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below; provided, that notwithstanding anything to the contrary, following the Effective Date, directors designated by the Company’s pre-IPO stockholders or their affiliates shall not be eligible to receive any cash or equity compensation under this Policy (the “Excluded Directors”):

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.  No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$60,000
Additional Annual Retainers for Committee Membership:
Audit and Risk Committee Chair:	$20,000
Audit and Risk Committee member (other than Chair):	$10,000
Talent Committee Chair:	$15,000
Talent Committee member (other than Chair):	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member (other than Chair):	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors.  No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

IPO Award.   Upon the Effective Date, each Outside Director (other than an Excluded Director) as of such date will receive a one-time stock option award to purchase [          ] shares of the Company’s common stock ([      ] shares in the case of the Non-Executive Chair) (the “IPO Award”). The IPO Award will have an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s IPO and expire ten years from the date of grant. The IPO Award will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting of Stockholders of the Company (an “Annual Meeting”) following the date of grant; provided, however, that all vesting will cease if the director ceases to have a Service Relationship (as defined in the Company’s 2026 Equity Incentive Plan, as amended from time to time (the “2026 Plan”)), unless otherwise determined by the Board of Directors.

Initial Award:   On the date of an Outside Director’s initial election or appointment to the Board of Directors, each Outside Director will receive a one-time stock option award (the “Initial Award”) to purchase [      ] shares of the Company’s common stock, which will vest over three years from the date of grant, with 33% of the Initial Award vesting on the first anniversary of the date of grant and the remaining 67% of the Initial Award vesting in 24 equal monthly installments thereafter; provided, however, that all vesting will cease if the director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors.  The Initial Award will expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value (as defined in the 2026 Plan) of the Company’s common stock on the date of grant.  This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award:   On the date of each Annual Meeting following the Effective Date, each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase [          ] shares of the Company’s common stock, which will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of grant; provided, however, that all vesting will cease if the director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors.  Annual Awards will expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. If an Outside Director joins the Board of Directors after the Effective Date on a date other than the date of an Annual Meeting, then in lieu of the above Annual Award, such Outside Director will instead be granted a pro-rata portion of the Annual Award at the next Annual Meeting following the Outside Director’s election or appointment, as applicable, based on the number of full months between the Outside Director’s initial election or appointment, as applicable, and such Annual Meeting (the “Pro-Rated Annual Award”). The Pro-Rated Annual Award will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting will cease if the Outside Director ceases to have a Service Relationship, unless otherwise determined by the Board of Directors.  The Pro-Rated Annual Award will expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Sale Event Acceleration:   All outstanding IPO Awards, Initial Awards, Annual Awards and Pro-Rated Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2026 Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

Subject to Section 3(d) of the 2026 Plan (or any similar provision of a successor plan), the aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors.  For this purpose, the “amount” of equity compensation paid in a calendar year will be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted October 19, 2026